Exhibit 99.1

For release: Aug. 6, 2019	Contact: Brian Dingerdissen Investor Relations O: 610.645.1191 BJDingerdissen@AquaAmerica.com

Stacey Hajdak

Marketing & Communications

O: 610.520.6309

SMHajdak@AquaAmerica.com

Aqua America reports financial results for Q2 2019

BRYN MAWR, Pa. – Aqua America Inc. (NYSE: WTR) today reported results for the second quarter ended June 30, 2019.

Operating results

Revenues for the quarter were $218.9 million, an increase of 3.3 percent compared to $211.9 million in the second quarter of 2018. Rates and surcharges and new customers from acquisitions and organic growth were the largest contributors to the increase.

Operations and maintenance expenses increased to $86.4 million for the second quarter of 2019 compared to $73.5 million in the second quarter of 2018. Charges related to the Peoples transaction increased expenses by $12.7 million. Excluding the impact of the Peoples transaction, operations and maintenance expenses would have been in line with the second quarter of 2018.

Net income for the second quarter 2019 was $54.9 million or $0.25 per share (GAAP). Net income decreased from the second quarter of 2018 net income of $66.6 million or $0.37 per share (GAAP) due primarily to Peoples transaction-related items of $11.9 million, net of tax. These items include a loss on extinguishment of debt of $18.9 million, transaction-related expenses of $12.7 million recorded as operations and maintenance expenses, a favorable mark-to-market adjustment on the settlement of interest rate swaps of $11.0 million and $7.4 million of interest income. Excluding the Peoples transaction-related items and the additional shares issued through the April 2019 offerings, adjusted income (non-GAAP) was $66.8 million or $0.37 per share. Please refer to the reconciliation of GAAP to non-GAAP financial measures later in this press release for additional information on Aqua’s use of non-GAAP financial measures as a supplement to its GAAP results.

“In the second quarter, we successfully secured the financing needed for the Peoples transaction, Peoples filed a petition for approval of its Pennsylvania rate case settlement agreement, and fair market value legislation was passed in Texas—our seventh state to enact the law,” said Aqua America Chairman and CEO Christopher Franklin. “Additionally, in July we announced a 7 percent dividend increase. With this strong momentum going into the second half of the year and the required approvals necessary to complete the Peoples transaction on track for the fall, Aqua is set for a historic year.”

For the first six months of 2019, the company reported revenues of $420.0 million compared to $406.2 million in the first half of 2018. Operations and maintenance expenses for the first half of 2019 were $165.8 million compared to $147.5 million in 2018. Adjusted for the Peoples transaction items, O&M would have been slightly lower than the first half of 2018.

As of June 30, 2019, Aqua reported year-to-date net income of $71.8 million or $0.36 per share (GAAP) compared to $117.4 million or $0.66 per share (GAAP) reported through the same period of 2018. Excluding the impact of the Peoples transaction, adjusted income for the first six months of 2019 was $116.5 million or $0.65 per share (non-GAAP). Please refer to the reconciliation of GAAP to non-GAAP financial measures later in this press release for additional information on Aqua’s use of non-GAAP financial measures as a supplement to its GAAP results.

Dividend increase

On July 25, 2019, Aqua America’s board of directors declared a quarterly cash dividend of $0.2343 per share of common stock, an increase of 7% or $0.0153, compared to the $0.2190 cash dividend the company paid in June of this year. This dividend will be payable on Sept. 1, 2019 to shareholders of record on Aug. 16, 2019. This marks the 29th dividend increase in the past 28 years, and the company has paid a consecutive quarterly cash dividend for more than 74 years.

“Our record of 28 consecutive years of dividend growth is a testament to our operational excellence and our ability to invest in infrastructure to better serve our customers,” said Franklin. “Once closed, the acquisition of Peoples will provide an additional platform for growth and investment, helping to continue our long history of delivering value to customers, our communities and shareholders.”

Peoples regulatory update

In March, Aqua received regulatory approval for the Peoples transaction from the Kentucky Public Service Commission, and in April the company received approval from the West Virginia Public Service Commission. On June 26, 2019, the company filed a settlement agreement in the matter pending before the Pennsylvania Public Utility Commission. All but two of the intervenors to the case have entered into or chosen not to oppose the settlement agreement. The Commission will review the administrative law judges’ recommendation, and an order is expected to be issued this fall.

In July, Peoples filed a settlement agreement for its rate case with the Pennsylvania Public Utility Commission. Peoples filed for a rate increase in January and reached an agreement on a $59.5 million increase. The settlement is subject to review and approval by the assigned administrative law judges and the Pennsylvania Public Utility Commission, and new rates are expected to go into effect on Oct. 25, 2019.

Water utility acquisition growth

In June, fair market value legislation was passed in Texas. The law will allow regulated water companies like Aqua to pay fair market values for the purchase of water and wastewater systems, benefiting local governments and other water utility owners, customers and the environment. Before this, system values were determined by their depreciated original cost, which generally did not reflect a reasonable market value for those assets and became a barrier to a sale. This vital legislation has now been enacted in seven of Aqua’s eight states.

In July, the board of directors of Delaware County Regional Water Control Authority, commonly known as DELCORA, announced a letter of intent committing to exclusive discussions with Aqua Pennsylvania Wastewater Inc. that could result in a combination with DELCORA. DELCORA is a wastewater conveyance and treatment authority that serves approximately 500,000 people in 42 municipalities in Delaware and Chester counties in Pennsylvania.

Aqua also signed a purchase agreement in August to acquire the water system of Campbell, Ohio, a utility with approximately 3,200 customer connections. Aqua has signed purchase agreements for municipal acquisitions that will add 22,600 customers to the Aqua family in 2019 and 2020 and approximately $100 million in expected rate base. Including DELCORA, the pipeline of potential water and wastewater municipal acquisitions that the company is actively pursuing has approximately 400,000 total customers in four of our existing states. The company remains on track to grow customers between 2 and 3 percent in 2019.

Capital expenditures

Aqua invested $269.2 million in the first half of the year to improve its infrastructure systems. To replace and expand its water and wastewater utility infrastructure, the company expects to invest more than $550 million in 2019 and approximately $1.4 billion through 2021. The capital investments made to rehabilitate and expand the infrastructure of the communities Aqua serves are critical to our mission of protecting and providing Earth’s most essential resource.

Rate activity

Effective on May 24, 2019, Aqua Pennsylvania was granted a water and wastewater rate increase designed to increase total annual operating revenues by $47.0 million. The primary driver of this filing was to obtain recovery of the over $2 billion of infrastructure investments made over the past seven years, as well as increased expenses during that period.

To date in 2019, the company’s other state subsidiaries in Illinois, New Jersey, North Carolina and Ohio have received rate awards or infrastructure surcharges totaling an estimated increase to annualized revenues of $10.5 million. Additionally, the company currently has a surcharge proceeding pending in Ohio totaling $2.3 million.

Reaffirms 2019 Aqua standalone guidance highlights

Excluding Peoples transaction-related items, the effect of the April 2019 offerings of common equity and tangible equity units on earnings per share and earnings impacts from Peoples post-closing, the following reaffirms the 2019 full-year guidance:

•	Adjusted income per diluted common share of $1.45 to $1.50

•	Infrastructure investments of approximately $550 million in 2019 for communities served by Aqua

•	Infrastructure investments of approximately $1.4 billion through 2021 in existing operations to rehabilitate and strengthen systems

•	Rate base compound annual growth rate of 7 percent through 2021

•	Total customer growth of between 2 and 3 percent

•	Closing of Peoples acquisition expected in fall 2019

Aqua America does not guarantee future results of any kind. Guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission.

Earnings Call Information

Date: Aug. 7, 2019

Time: 11 a.m. EDT (please dial in by 10:45 a.m.)

Webcast and slide presentation link: http://ir.aquaamerica.com/events.cfm

Replay Dial-in #: 888.203.1112 (U.S.) & +1 719.457.0820 (International)

Confirmation code: 3969579

The company’s conference call with financial analysts will take place on Wednesday, Aug. 7, 2019 at 11 a.m. Eastern Daylight Time. The call and slide presentation will be webcast live so that interested parties may listen over the internet by logging on to AquaAmerica.com and following the link for Investor Relations. The webcast will be archived in the Investor Relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on Aug. 7, 2019 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 3969579). International callers can dial +1 719.457.0820 (pass code 3969579).

About Aqua America

Aqua America is the second-largest publicly traded water utility based in the U.S., and serves more than 3 million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Indiana and Virginia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR. Visit AquaAmerica.com for more information.

Forward-looking statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others: the guidance range of earnings per share for the fiscal year ending in 2019; the projected total customer growth rate for 2019; the anticipated amount of capital investment in 2019; the anticipated amount of capital investment from 2019 through 2021; the company’s anticipated rate base growth from 2019 through 2021; the company’s pipeline of potential customers; the company’s expected closing of the Peoples acquisition in fall 2019; the company’s ability to secure all approvals from the Pennsylvania Public Utility Commission, and the company’s anticipated strong municipal growth and infrastructure investment. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: the continuation of the company’s growth-through-acquisition program, the company’s continued ability to adapt itself for the future and build value by fully optimizing company assets; general economic business conditions; the company’s ability to fund needed infrastructure; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; changes in regulations or regulatory treatment; availability and access to capital; the cost of capital; disruptions in the credit markets; the success of growth initiatives; the company’s ability to successfully close municipally owned systems presently under agreement; the company’s ability to continue to deliver strong results; the company’s ability to grow its dividend, add shareholder value and to grow earnings; municipalities willingness to privatize their water and/or wastewater utilities; the company’s ability to control expenses and create and maintain efficiencies; the company’s success in its Ohio surcharge filing; the company’s ability to successfully complete its acquisition of Peoples in a timely manner; and other factors discussed in our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q, which is filed with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Aqua America’s business, please refer to Aqua America’s annual, quarterly and other SEC filings. Aqua America is not under any obligation—and expressly disclaims any such obligation—to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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WTRF

Aqua America, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

The Company is providing disclosure of the reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures. The Company believes that the non-GAAP financial measures provide investors the ability to measure the Company’s financial operating performance by adjustment, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other companies. The Company further believes that the presentation of these non-GAAP financial measures is useful to investors as a more meaningful way to compare the Company’s operating performance against its historical financial results.

This reconciliation includes a presentation of “adjusted income” and “adjusted diluted income per common share.” Both of these amounts have been adjusted to exclude the following:

(1) Transaction-related expenses for the Company’s pending Peoples acquisition, which consists of costs of $12,744 recorded as operations and maintenance expenses for the three months ended June 30, 2019 and $19,390 for the six months ended June 30, 2019, primarily representing expenses associated with obtaining regulatory approvals, investment banking fees, legal expenses, and integration planning. Additionally, mark-to-market fair value adjustments of $(11,040) for the three months ended June 30, 2019 and $23,742 for the six months ended June 30, 2019 associated with our interest rate swap agreements for debt issued related to this transaction are included in transaction-related (income) / expenses. The interest rate swap agreements were settled on April 24, 2019, which coincided with the debt financings to partially fund the Peoples acquisition. Further, expenses of $18,954 associated with the refinancing of existing debt that occurred in May 2019 are included in transaction-related expenses;

(2) Pre-acquisition interest expense of $3,492, net of interest income of $2,174, commencing in the second quarter of 2019 for funds borrowed for our pending acquisition of Peoples since the acquisition for which the funds were borrowed for is not yet complete;

(3) On April 26, 2019, the Company issued $313,500 of notes so as to complete an early extinguishment of $313,500 of existing debt on May 18, 2019. The Company incurred overlapping interest expense during this 22-day period of $858, net of interest income earned of $406, on the borrowed funds, and considers this overlapping net interest expense of $452 to be a transaction-related expense;

(4) Interest income earned on the proceeds received from our April 2019 equity offerings of common shares and tangible equity units; and

(5) The effect on average diluted shares outstanding of the shares issued in April 2019 for our common share and tangible equity unit issuances for our acquisition of Peoples since the acquisition for which the equity offerings were issued for is not yet complete.

This acquisition is expected to close in the fall of 2019, once the remaining regulatory approval is obtained.

These financial measures are measures of the Company’s operating performance that do not comply with U.S. generally accepted accounting principles (GAAP), and are thus considered to be “non-GAAP financial measures” under applicable Securities and Exchange Commission regulations. These non-GAAP financial measures are derived from our consolidated financial information, and should only be used as a supplement to our GAAP disclosures.

The following reconciles our GAAP results to the non-GAAP information we disclose:

	Quarter Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income (GAAP financial measure)	$54,903	$66,590	$71,827	$117,429
(1) Plus: transaction-related expenses for the Peoples transaction	20,658	—	62,086	—
(2) Plus: pre-acquisition interest expense for funds borrowed for acquisition of Peoples, net	1,318	—	1,318	—
(3) Plus: overlapping interest expense on refinanced debt	452	—	452	—
(4) Less: interest income earned on proceeds from April 2019 equity offerings	(7,408)	—	(7,408)	—
Less: tax effect	(3,108)	—	(11,736)	—

Adjusted income (Non-GAAP financial measure)	$66,815	$66,590	$116,539	$117,429

Net income per common share (GAAP financial measure):
Basic	$0.25	$0.37	$0.36	$0.66
Diluted	$0.25	$0.37	$0.36	$0.66
Adjusted income per common share (Non-GAAP financial measure):
Diluted	$0.37	$0.37	$0.65	$0.66
Average common shares outstanding:
Basic	219,055	177,901	198,747	177,852

Diluted	219,790	178,273	199,303	178,299

Average common shares outstanding:
Shares used in calculating diluted net income per common share	219,790	178,273	199,303	178,299
(5) Less: Adjustment for effects of April 2019 common share issuance	(28,336)	—	(14,246)	—
(5) Less: Adjustment for effects of April 2019 tangible equity unit issuance	(12,760)	—	(6,415)	—

Shares used in calculating adjusted diluted income per common share (Non-GAAP financial measure)	178,694	178,273	178,642	178,299

Aqua America, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Operating revenues	$218,892	$211,860	$420,024	$406,207

Operations and maintenance expense	$86,445	$73,515	$165,759	$147,461

Net income	$54,903	$66,590	$71,827	$117,429

Basic net income per common share	$0.25	$0.37	$0.36	$0.66
Diluted net income per common share	$0.25	$0.37	$0.36	$0.66

Basic average common shares outstanding	219,055	177,901	198,747	177,852
Diluted average common shares outstanding	219,790	178,273	199,303	178,299

Aqua America, Inc. and Subsidiaries

Consolidated Statement of Income

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Operating revenues	$218,892	$211,860	$420,024	$406,207
Cost & expenses:
Operations and maintenance	86,445	73,515	165,759	147,461
Depreciation	39,550	36,613	78,624	72,580
Amortization	(2,920)	149	(2,584)	279
Taxes other than income taxes	14,868	14,829	29,837	29,796

Total	137,943	125,106	271,636	250,116

Operating income	80,949	86,754	148,388	156,091
Other expense (income):
Interest expense, net	23,309	23,723	51,159	47,194
Allowance for funds used during construction	(3,611)	(2,577)	(7,667)	(5,444)
Change in fair value of interest rate swap agreements	(11,040)	—	23,742	—
Loss on debt extinguishment	18,935	—	18,935	—
Gain on sale of other assets	(48)	(141)	(268)	(337)
Equity earnings in joint venture	(1,240)	(911)	(1,783)	(1,293)
Other	1,912	437	2,784	1,040

Income before income taxes	52,732	66,223	61,486	114,931
Provision for income tax benefit	(2,171)	(367)	(10,341)	(2,498)

Net income	$54,903	$66,590	$71,827	$117,429

Net income per common share:
Basic	$0.25	$0.37	$0.36	$0.66
Diluted	$0.25	$0.37	$0.36	$0.66
Average common shares outstanding:
Basic	219,055	177,901	198,747	177,852

Diluted	219,790	178,273	199,303	178,299

Aqua America, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	June 30, 2019	December 31, 2018
Net property, plant and equipment	$6,114,848	$5,930,326
Current assets	2,117,920	147,172
Regulatory assets and other assets	947,582	886,998

Total assets	$9,180,350	$6,964,496

Total equity	$3,824,774	$2,009,364
Long-term debt, excluding current portion, net of debt issuance costs	2,749,204	2,398,464
Current portion of long-term debt and loans payable	227,469	159,994
Other current liabilities	171,480	238,983
Deferred credits and other liabilities	2,207,423	2,157,691

Total liabilities and equity	$9,180,350	$6,964,496